CONTACTS:	Metro One Telecommunications, Inc.
Dale Wahl, Chief Financial Officer
Duane Fromhart, Vice President, Finance
(503) 643-9500

FD Morgen-Walke, Investor Relations
Jim Byers (Investors)
(415) 439-4504
Chris Toth (Media)
FOR IMMEDIATE RELEASE	(415) 439-4503

METRO ONE REPORTS SECOND QUARTER 2003 RESULTS

PORTLAND, Oregon – July 25, 2003 – Metro One Telecommunications, Inc. (Nasdaq: MTON), the leading provider of Enhanced Directory Assistance® and other enhanced telecom services, today reported financial results for the second quarter ended June 30, 2003.

Revenue for the second quarter of 2003 was $51,035,000, compared to $67,853,000 in the preceding year's second quarter.  Net loss for the second quarter was $9,180,000, or  a loss of $0.37 per share, compared to net income of $7,471,000, or $0.30 per share, in the preceding year's second quarter.  During the second quarter of 2003, Metro One incurred approximately $17 million in advertising expenses to launch its premium Infone™ service.

Revenue for the six months ended June 30, 2003 was $110,370,000, compared to revenue of $129,618,000 in the first six months of 2002.  Net loss for the first half of 2003 was $5,070,000, or a loss of $0.21 per share, compared to net income of $12,902,000 or $0.51 per share, in the first half of 2002.

“The results for the second quarter reflect the planned costs of advertising the launch of Infone, as well as the transition away of Sprint PCS business,” commented Timothy A. Timmins, Metro One’s president and chief executive.  “We are pleased to report that we have created widespread brand recognition of Infone and have already signed up approximately 20,000 Infone subscribers.  We are excited about the prospects for this product.”

Metro One will host a webcast conference call on Friday, July 25, 2003 at 10:00 a.m. Pacific Time to review second quarter 2003 results, as well as discuss its operations and outlook for the future.  To access the webcast, go to Metro One’s website at

www.metro1.com.  An archived webcast replay of the call will also be available at that website.

Metro One Telecommunications, Inc. is the leading developer and provider of Enhanced Directory Assistance and other enhanced telecom services.  The Company operates a network of call centers located strategically throughout the U.S.  Metro One handled approximately 544 million requests for information in 2002.  In May 2003, the Company launched Infone, a premium personal assistant telephone service, for which consumers can sign up by visiting www.infone.com or by calling 888-411-1111.  Infone™ is a trademark of Metro One Telecommunications, Inc.  Metro One has been included in both Fortune’s comprehensive annual list of America’s 100 Fastest-Growing Companies and Forbes’ annual list of the 200 Best Small Companies in America for the past three years.  For more information, visit the Metro One Telecommunications website at www.metro1.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the Company’s Securities and Exchange Commission filings.  The forward-looking statements should be considered in light of these risks and uncertainties.

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METRO ONE TELECOMMUNICATIONS, INC

Statements of Operations

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	6/30/2003	6/30/2002	6/30/2003	6/30/2002

Revenues	$51,035	$67,853	$110,370	$129,618

Costs and expenses:
Direct operating	28,981	37,518	62,494	72,768
Selling, general and administrative	36,829	18,482	56,028	36,491
	65,810	56,000	118,522	109,259

(Loss) income from operations	(14,775)	11,853	(8,152)	20,359

Other income	186	198	399	461
Interest and loan fees	—	(1)	—	(10)
	186	197	399	451

(Loss) income before income taxes	(14,589)	12,050	(7,753)	20,810
Income tax (benefit) expense	(5,409)	4,579	(2,683)	7,908

Net (loss) income	$(9,180)	$7,471	$(5,070)	$12,902

(Loss) income per common share:
Basic	$(0.37)	$0.30	$(0.21)	$0.53
Diluted	$(0.37)	$0.30	$(0.21)	$0.51

Shares used in per share calculation:
Basic	24,693	24,555	24,703	24,521
Diluted	24,693	25,115	24,703	25,145

METRO ONE TELECOMMUNICATIONS, INC

Balance Sheets

(Dollars in thousands)

	6/30/2003	12/31/2002

Cash and cash equivalents	$65,037	$76,528
Restricted cash	4,900	3,348
Accounts receivable	24,019	31,321
Prepaid costs and other current assets	17,592	6,498

Total current assets	111,548	117,695

Furniture, fixtures and equipment, net	70,249	71,668
Goodwill	4,432	4,432
Intangible assets	4,803	4,316
Other assets	585	578

Total assets	$191,617	$198,689

Accounts payable	$1,885	$1,366
Accrued liabilities	3,307	1,054
Accrued payroll and related costs	10,362	11,570

Total current liabilities	15,554	13,990

Other long-term liabilities	5,683	9,310

Total liabilities	21,237	23,300

Common Stock	119,486	119,425
Retained earnings	50,894	55,964

Shareholders' equity	170,380	175,389

Total liabilities and shareholders' equity	$191,617	$198,689